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                                        Communications World International, Inc.
                                                                    Form 10-SB/A
                                                                   Exhibit 2 (g)




                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG



                          IAC ACQUISITION CORPORATION,



                    COMMUNICATIONS WORLD INTERNATIONAL, INC.,



                         WEST-TECH COMMUNICATIONS CORP.



                                       AND



                                  DAVE CLAPPISI





                          Dated as of October 29, 1999

ASSET PURCHASE AGREEMENT - Page 1
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                                TABLE OF CONTENTS
                                -----------------

                                                                        Page No.
                                                                        --------
1.  DEFINITIONS................................................................1

   1.1  GENERAL DEFINITIONS....................................................1

2.  SALE OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES..........................5

   2.1  AGREEMENT TO PURCHASE AND SELL.........................................5
      (a)  Equipment...........................................................5
      (b)  Vehicles............................................................5
      (c)  Scheduled Contracts.................................................5
      (d)  Intangible Assets...................................................5
      (e)  Goodwill............................................................5
      (f)  Accounts Receivable.................................................5
      (g)  Permits.............................................................5
      (h)  Name................................................................6
      (i)  Warranty Rights.....................................................6
      (j)  Other Intangibles...................................................6
      (k)  Other Property......................................................6
   2.2  EXCLUDED ASSETS........................................................6
   2.3  PURCHASE PRICE.........................................................6
   2.4  POST-CLOSING ADJUSTMENT................................................6
      (a)  Adjustment Period...................................................6
      (b)  Reports to the Company..............................................7
      (c)  Deduction from Note.................................................7
      (d)  Other Accounts......................................................7
   2.5  ALLOCATION.............................................................8
   2.6  ASSUMPTION OF LIABILITIES..............................................8
      (a)  Assumed Obligations.................................................8
      (b)  Retained Liabilities................................................8
   2.7  FURTHER ASSURANCES.....................................................9

3.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS..............................9

   3.1  ORGANIZATION; QUALIFICATION............................................9
   3.2  AUTHORITY RELATIVE TO THIS AGREEMENT...................................9
   3.3  CAPITALIZATION.........................................................9
   3.4  SUBSIDIARIES...........................................................9
   3.5  CONSENTS AND APPROVALS................................................10
   3.6  NO VIOLATIONS.........................................................10
   3.7  TITLE TO AND CONDITION OF ASSETS AND PROPERTY.........................10
   3.8  INVESTIGATION OR LITIGATION...........................................10
   3.9  TAXES.................................................................10
   3.10  NO BROKERS...........................................................11
   3.11  ACCOUNTS.............................................................11
   3.12  INSURANCE............................................................11
   3.13  CONTRACTS; ORAL COMMITMENTS; DEFAULTS................................11
   3.14  SOLVENCY.............................................................11
   3.15  CORPORATE MATTERS....................................................12
   3.16  PERMITS..............................................................12
   3.17  COMPLIANCE WITH LAWS.................................................12
   3.18  CORPORATE NAME.......................................................12
   3.19  DISCLOSURE...........................................................12

ASSET PURCHASE AGREEMENT - Page 2
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4.  REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................13

   4.1  ORGANIZATION..........................................................13
   4.2  AUTHORITY RELATIVE TO THIS AGREEMENT..................................13
   4.3  CONSENTS AND APPROVALS................................................13
   4.4  CWII STOCK............................................................13
   4.5  DISCLOSURE............................................................13

5.  ADDITIONAL AGREEMENTS.....................................................14

   5.1  CONDUCT OF BUSINESS OF SELLER.........................................14
   5.2  FORBEARANCES BY SELLER................................................14
   5.3  NO SOLICITATION.......................................................14
   5.4  INVESTIGATION OF BUSINESS AND PROPERTIES..............................15
   5.5  AGREEMENT TO CONSUMMATE...............................................15
   5.6  APPROVAL OF THIRD PARTIES.............................................15
   5.7  AGREEMENT REGARDING BROKERS...........................................16
   5.8  NOTICE................................................................16
   5.9  INFORMATION FOR TAX RETURNS...........................................16
   5.10  MAINTENANCE OF EXISTENCE.............................................16
   5.11  PAYMENT OF LIABILITIES...............................................16
   5.12  DISCLOSURE SCHEDULE..................................................16
   5.13  EMPLOYEES............................................................16
   5.14  CHANGE OF SELLERS'NAME...............................................17
   5.15  AUDITED FINANCIALS...................................................17
   5.16  REGISTRATION RIGHTS AGREEMENT........................................17

6.  CONDITIONS PRECEDENT TO CLOSING...........................................17

   6.1  GENERAL CONDITIONS....................................................17
      (a)  No Injunction......................................................17
      (b)  Proceedings........................................................17
      (c)  Noncompetition and Employment Agreement............................17
   6.2  CONDITIONS TO CLOSING IN FAVOR OF SELLERS.............................17
      (a)  Representations and Warranties of Purchaser........................17
      (b)  Purchaser's Officers'Certificate...................................18
      (c)  Governmental Consents, Authorizations, Etc.........................18
      (d)  Assumption Agreement...............................................18
      (e)  Closing Consideration..............................................18
      (f)  Subordinated Promissory Note.......................................18
   6.3  CONDITIONS TO CLOSING IN FAVOR OF PURCHASER...........................18
      (a)  Representations and Warranties of Sellers..........................18
      (b)  Sellers'Officers'Certificate.......................................18
      (d)  Governmental Consents, Authorizations, Etc.........................19
      (e)  Legislation........................................................19
      (f)  Litigation.........................................................19
      (g)  No Adverse Change..................................................19
      (h)  Delivery of Documents/Acceptance of Schedules......................19
      (i)  Third Party Consents...............................................19
      (j)  Purchaser's Investigation..........................................19
      (k)  Other Matters......................................................20

7.  CLOSING AND TERMINATION...................................................20

   7.1  CLOSING DATE..........................................................20
   7.2  TERMINATION...........................................................20
   7.3  EFFECT OF TERMINATION.................................................20

ASSET PURCHASE AGREEMENT - Page 3
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   7.4  AMENDMENT.............................................................21
   7.5  EXTENSION; WAIVER.....................................................21

8.  SURVIVAL AND INDEMNIFICATION..............................................21

   8.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES............................21
   8.2  SELLER INDEMNITY......................................................21
   8.3  PURCHASER INDEMNITY...................................................22
   8.4  NO THIRD PARTY BENEFICIARIES..........................................23
   8.5  INDEMNIFICATION NOTICE................................................23
   8.6  OFFSET................................................................23

9.  GENERAL PROVISIONS AND OTHER AGREEMENTS...................................24

   9.1  NOTICES...............................................................24
   9.2  FEES AND EXPENSES.....................................................25
   9.3  INTERPRETATION........................................................25
   9.4  FACSIMILE; COUNTERPARTS...............................................25
   9.5  PUBLICITY.............................................................25
   9.6  INVALID PROVISIONS....................................................25
   9.7  BINDING EFFECT........................................................26
   9.8  CAPTIONS..............................................................26
   9.9  ATTORNEYS'FEES........................................................26
   9.10  JURISDICTION AND VENUE...............................................26
   9.11  ASSIGNABILITY........................................................26
   9.12  ENTIRETY.............................................................26
   9.13  AMENDMENT............................................................26
   9.14  GOVERNING LAW........................................................26

LIST OF EXHIBITS

         Exhibit A - Form of Assumption Agreement
         Exhibit B - Form of Bill of Sale and Assignment
         Exhibit C - Purchase Price Allocation
         Exhibit D - Form of Employment and Noncompetition Agreement Exhibit E - Form of Subordinated Promissory Note

LIST OF SCHEDULES

         Disclosure Schedules
         Schedule 2.1(a) - Equipment
         Schedule 2.1(b) - Vehicles
         Schedule 2.1(c) - Scheduled Contracts
         Schedule 2.1(h) - Permits
         Schedule 2.2(a) - Excluded Assets
         Schedule 2.4(a) - Pre-Closing Receivables
         Schedule 2.6(a) - Assumed Obligations
         Schedule 3.5    - Consents and Approvals
         Schedule 3.8    - Investigation or Litigation
         Schedule 3.11   - Accounts Receivable
         Schedule 3.12   - Insurance Policies
         Schedule 3.13   - Contracts
         Schedule 3.16   - Permits

ASSET PURCHASE AGREEMENT - Page 4
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                            ASSET PURCHASE AGREEMENT
                            ------------------------


     This ASSET PURCHASE AGREEMENT (this "Agreement") is made as of October 29, 1999, by and among IAC ACQUISITION CORPORATION, a Colorado corporation ("Purchaser"), COMMUNICATIONS WORLD INTERNATIONAL, INC., a Colorado corporation ("CWII"), WEST-TECH COMMUNICATIONS CORP., a Colorado corporation (the "Company"), and DAVE CLAPPISI (the "Shareholder") (the Company and the Shareholder are sometimes collectively referred to herein as "Sellers" and individually as a "Seller").

     In consideration of the mutual covenants and agreements contained herein, the parties covenant and agree as follows:

1.   DEFINITIONS

     1.1. General Definitions. Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

"Accounts":  As defined in Section 2.1(f) hereof.

"Adjustment Period":  As defined in Section 2.4(b) hereof.

"Affiliate": Any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

"Assets":  As defined in Section 2.1 hereof.

"Assumed Obligations":  As defined in Section 2.6(a) hereof.

"Assumed Payables":  As defined in Section 2.4(a) hereof.

"Assumption Agreement": The Assumption Agreement in the form of Exhibit "A" attached hereto.

"Bill of Sale and Assignment": The Bill of Sale and Assignment in the form of Exhibit "B" attached hereto.

"Business": Means the business acquired or to be acquired by Purchaser pursuant to the Operative Documents, consisting of the Assets and the Assumed Obligations (but not including the Excluded Assets), and which may be more particularly described as the interconnect business operated by Seller using the name West-Tech Communications.

"Closing":  As defined in Section 7.1 hereof.

ASSET PURCHASE AGREEMENT - Page 1
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"Closing Date":  As defined in Section 7.1 hereof.

"Code":  The Internal Revenue Code of 1986, as amended.

"CWII Stock":  As defined in Section 2.3 hereof.

"Damages":  As defined in Section 8.2(a) hereof.

"Disclosure Schedules": The package of disclosure schedules to this Agreement delivered by Sellers to Purchaser prior to the date hereof (and as subsequently supplemented and amended) which are approved by Purchaser (with reservation of all rights with respect thereto) and incorporated by reference to the Section of this Agreement to which each such schedule relates.

"Employment and Noncompetition Agreement": The Employment and Noncompetition Agreement in the form of Exhibit "D" attached hereto

"Equipment":  As defined in Section 2.1(a) hereof.

"Excluded Assets":  As defined in Section 2.2 hereof.

"Goodwill":  As defined in Section 2.1(e) hereof.

"Governmental Body": Any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign.

"Indemnification Claim":  As defined in Section 8.4 hereof.

"Indemnification Notice":  As defined in Section 8.4 hereof.

"Indemnitor":  As defined in Section 8.4 hereof.

"Intangible Assets":  As defined in Section 2.1(d) hereof.

"Knowledge": In the case of the Shareholder, "Knowledge" shall mean the actual knowledge of such individual after reasonable investigation and inquiry by such person, and in the case of knowledge of the Company and the Shareholder, "Knowledge" shall mean the actual knowledge of the directors, officers and shareholders of the Company and the Shareholder, after reasonable inquiry and investigation by such persons.

"Leased Real Property": That certain lease agreement covering Sellers' corporate offices and operations located at 17301 West Colfax Avenue, Suite 165, Golden, Colorado..

"Lien": All mortgages, deeds of trust, claims, liens, security interests, pledges, leases, conditional sale contracts, rights of first refusal, options, charges, liabilities, obligations, agreements, easements, rights-of-way, powers of attorney, limitations, reservations, restrictions and other encumbrances of any kind.

ASSET PURCHASE AGREEMENT - Page 2
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"Material Adverse Effect":  Any change (individually or in the aggregate) in the general affairs, management, business, goodwill, results of operations, condition (financial or otherwise), assets, liabilities or prospects (whether or not the result thereof would be covered by insurance) that will or can reasonably be expected to result in a cost, expense, charge, liability, loss of revenue or diminution in value equal to or greater than $25,000.00.

"Operative Documents": This Agreement, the Assumption Agreement, the Bill of Sale and all other agreements, instruments, documents, schedules and certificates executed and delivered by or on behalf of Sellers or Purchaser at or before the Closing pursuant to this Agreement.

"Order": Any order, writ, injunction, decree, judgment, award or determination of any Governmental Body.

"Permits": All permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character (a) under any (1) federal, state, local or foreign statute, ordinance or regulation,
(2) Order or (3) contract with any Governmental Body or (b) granted by any Governmental Body.

"Person": An individual, partnership, joint venture, corporation, company, limited liability company, bank, trust, unincorporated organization, Governmental Body or other entity or group.

"Post-Closing Receivables":  As defined in Section 2.4(d) hereof.

"Pre-Closing Receivables":  As defined in Section 2.4(b) hereof.

"Premises": All Business locations of Sellers, including without limitation, the Leased Real Property.

"Proceeding": Any action, order, claim, suit, proceeding, litigation, investigation, inquiry, review or notice.

"Proposal":  As defined in Section 2.4(b) hereof.

"Purchase Price":  As defined in Section 2.3 hereof.

"Purchaser Indemnitees":  As defined in Section 8.2(a) hereof.

"Resolution Period":  As defined in Section 2.4(b) hereof.

"Retained Liabilities":  As defined in Section 2.6(b) hereof.

"Scheduled Contracts":  As defined in Section 2.1(c) hereof.

"Seller Indemnitees":  As defined in Section 8.3(a) hereof.

ASSET PURCHASE AGREEMENT - Page 3
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"Subordinated Promissory Note": The Subordinated Promissory Note substantially in the form of Exhibit "E" attached hereto.

"Subsidiary" or "Subsidiaries": With respect to any corporation shall mean any other corporation of which at least a majority of the securities having by their terms ordinary voting power to elect a majority of the Board of Directors of such other corporation is at the time directly or indirectly owned or controlled by such first corporation, or by such first corporation and one or more of its Subsidiaries.

"Tax Obligations": Any Taxes which are attributable or related to the assets or the Business of Sellers for any periods ending on or before the Closing Date or which may be applicable because of the Transactions.

"Taxes": Any federal, state, local or foreign income, sales, excise, real or personal property or other taxes, assessments, fees, levies, imposts, duties, deductions or other charges of any nature whatsoever (including, without limitation, interest and penalties) imposed by any law, rule or regulation.

"Third Party Consents": As defined in Section 5.6 hereof.

"Threatened": Any matter or thing will be deemed to have been Threatened when used herein with respect to any party if that party has received notice, in writing, from the Person to whom the threat is attributable, or such Person's agents, which makes specific reference to and clearly identifies the matter or thing being threatened.

"Threshold": As defined in Section 8.2(c) hereof.

"Transaction" or "Transactions": The acquisition of the Assets and the performance of the other covenants and transactions described in this Agreement.

"Transaction Expenses": The expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of counsel and representatives.

"Vehicles": As defined in Section 2.1(b) hereof.

Other defined terms shall have the meanings ascribed to such terms elsewhere herein.


ASSET PURCHASE AGREEMENT - Page 4
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2. SALE OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES

     2.1. Agreement to Purchase and Sell. Subject to the applicable terms and conditions of this Agreement, at the Closing, the Company shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from the Company, the following assets (such assets, specifically excluding the Excluded Assets, being collectively referred to as the "Assets") used or useable in connection with the Business, free and clear of all Liens:

          (a) Equipment. All hardware and equipment, furniture, office equipment, supplies and all other tangible personal property of every kind and description located either on the Premises or elsewhere insofar as any of the foregoing relate to the Business (the "Equipment"). The Equipment includes, without limitation, all of the items listed in Schedule 2.1(a) hereto.

          (b) Vehicles. All vans, automobiles and other titled motor vehicles, including, without limitation, those listed on Schedule 2.1(b) hereto (the "Vehicles"). The Disclosure Schedule contains a true and correct list of the Vehicles.

          (c) Scheduled Contracts. The contracts and agreements described on
     Schedule 2.1(c) hereto (the "Scheduled Contracts") and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action and options relating or pertaining to the Scheduled Contracts or any thereof. The Disclosure Schedule contains a true and correct listing of the Scheduled Contracts.

          (d) Intangible Assets. All copyrights, trademarks, trade secrets, trade names, telephone numbers, data, service marks, licenses, franchises, distributorships, labels, logos, covenants by others not to compete, rights, privileges and any registrations or applications for registrations of the foregoing, and any right to recovery for infringement thereof (including past infringement) and any and all goodwill associated therewith or connected with the use thereof and symbolized thereby (the "Intangible Assets").

          (e) Goodwill. Any and all goodwill of the Business or associated with the Intangible Assets.

          (f) Accounts Receivable. All accounts receivable of the Company and other rights of the Company to payment for services rendered, including, without limitation, those which are not evidenced by instruments or whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account in any financial statement, together with all instruments representing any of the foregoing (the "Accounts").

          (g) Permits. All Permits, to the extent transferable, a list of which are attached to Schedule 2.1(g) hereto.


ASSET PURCHASE AGREEMENT - Page 5
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          (h) Name. All of the Company's right, title and interest in and to the name "West-Tech Communications," all other names used in connection with the Business and all derivatives if any of same.

          (i) Warranty Rights. To the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that Sellers are entitled to enforce with respect to the Business or all or any part of the Assets against Sellers' predecessors in title to the Assets.

          (j) Other Intangibles. All right, title and interest of Sellers in, to and under all rights, privileges, claims, causes of action and options relating or pertaining to the Business or the foregoing Assets.

          (k) Other Property. All other or additional privileges, rights, interests, properties and assets of Sellers of every kind and description and wherever located, that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently being conducted, except for the Excluded Assets.

     2.2. Excluded Assets. Notwithstanding those assets listed in Section 2.1 hereto, the Assets shall specifically exclude those assets identified in
Schedule 2.2(a) hereto (the "Excluded Assets").

     2.3. Purchase Price. At the Closing, subject to the terms and conditions of this Agreement, in consideration for Purchaser's acquisition of the Assets, and subject to adjustment as provided in Section 2.4 hereof, Purchaser shall pay the Company ONE MILLION, ONE HUNDRED NINETY THOUSAND, FIVE HUNDRED TWENTY-TWO AND 71/100 DOLLARS ($1,190,522.71), which is equal to the sum of (a) ONE MILLION FIFTY ONE THOUSAND FIVE HUNDRED SEVENTY SIX AND NO/100 DOLLARS ($1,051,576.00) consisting of (i) the payment of FOUR HUNDRED TWENTY THOUSAND and no/100 Dollars ($420,000.00) by certified or cashier's cash; (ii) the delivery of the Subordinated Promissory Note in the original principal amount of THREE HUNDRED SEVENTY THOUSAND AND NO/100 DOLLARS ($370,000.00); and (iii) the issuance to Shareholder of 270,000 restricted shares of Common Stock, no par value per share of Communications World International, Inc., representing a value of $.9688 per share (the "CWII Stock"); and (b) the payment in cash at Closing of ONE HUNDRED THIRTY-EIGHT THOUSAND, NINE HUNDRED FORTY-SIX AND 71/100 DOLLARS ($138,946.71), which is equal to the product of (i) the excess of the Pre-Closing Receivables over the Assumed Payables, (ii) multiplied by ninety percent (90%) ((a) and (b) collectively, the "Purchase Price").

     2.4. Post-Closing Adjustment.

          (a) Adjustment Period. For a period of ninety (90) days after Closing (the "Adjustment Period"), Purchaser shall collect all Accounts existing as of the day immediately prior to the Closing Date (for this purpose, Accounts existing as of the date immediately prior to Closing shall mean that at Closing the subject invoice giving rise to


ASSET PURCHASE AGREEMENT - Page 6
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     the Account has been deposited in the U.S. Mail in accordance with normal business practices) and described on Schedule 2.4(a) (the "Pre-Closing Receivables").

          (b) Reports to the Company. Every week during the Adjustment Period Purchaser shall provide the Company with a reconciliation report containing the Pre-Closing Receivables received and the Assumed Payables paid during the previous week and cumulative through the Adjustment Period.

          (c) Deduction from Subordinated Promissory Note. If, at the end of the Adjustment Period, any Pre-Closing Receivables are not collected by Purchaser during the Adjustment Period, Purchaser shall deduct such uncollected Pre-Closing Receivables from the next payment or payments payable by Purchaser to the Company under the Subordinated Promissory Note and Purchaser shall promptly assign the uncollected Pre-Closing Receivables to the Company.

          (d) Other Accounts. Within five (5) business days after the Closing Date, Seller shall provide Purchaser with a proposed list (the "Proposal") of all Accounts arising on and after the Closing Date and relating either in whole or in part to products sold and services provided by the Company prior to 5:00 p.m. (Denver time) on the Closing Date (Post-Closing Receivables) and the percentage of each such Post-Closing Receivable relating to the period prior to 5:00 p.m. (Denver time) on the Closing Date ("Seller's Portion"). Purchaser shall review the Proposal and provide Seller with any objections or proposed changes thereto within five (5) business days after Purchaser's receipt of the Proposal. For a period of fourteen (14) days after Seller's receipt of Purchaser's objections and proposed changes to the Proposal, (the "Resolution Period"), Seller and Purchaser shall negotiate in good faith the resolution of any objections or proposed changes of Purchaser with respect to the Proposal. If Purchaser and Seller shall fail to reach an agreement with respect to any objection or proposed change to the Proposal prior to the expiration of the Resolution Period, then all such disputed objections or changes shall, not later than five (5) business days after the earlier to occur of (i) the expiration of the Resolution Period, or (ii) the date one of the parties affirmatively terminates discussions in writing with respect to such objections or changes, be submitted for resolution to the Denver office of an impartial certified public accounting firm (the "Accountants") selected by Purchaser and Seller. If Purchaser and Seller cannot agree on the selection of the Accountants within such five (5) business day period, then Purchaser and Seller shall each have the right to request the American Arbitration Association to appoint as the Accountants a certified public accounting firm that has not had a material relationship with Seller, Purchaser or the Affiliates of either of them within the preceding five (5) years. Seller and Purchaser agree to execute, if requested by the Accountants, an engagement letter and shall share equally the cost of the Accountants. Seller and Purchaser shall use their reasonable efforts to cause the report of the Accountants, which shall be in the form of a written statement addressed and delivered to Purchaser and Seller, to be rendered within thirty (30) days after the Accountants' appointment. Seller and Purchaser shall request the Accountants to act as an arbitrator to determine, based solely on presentations by Purchaser and Seller, and not by independent review, only those issues still in disputes; provided, however, that the role and


ASSET PURCHASE AGREEMENT - Page 7
     the scope of investigation of the Accountants may be modified by Seller and Purchaser in the event that the Accountants would otherwise refuse such engagement. The Accountants' determination as to the appropriateness and extent of such changes (if any) to the Proposal shall be final and binding on the parties thereto. Purchaser shall pay to the Company Sellers' Portion of the Post-Closing Receivables collected by Purchaser, minus Sellers' Portion of the product and labor costs associated therewith, promptly after Purchaser's receipt of same.

     2.5. Allocation. The Purchase Price shall be allocated among the Assets as set forth on Exhibit "C" attached hereto. Sellers and Purchaser agree that they will not take any position on their income tax returns or on any other document that is inconsistent with such allocation, and the parties shall duly prepare and timely file such returns under the Code to report such allocation.

     2.6. Assumption of Liabilities.

          (a) Assumed Obligations. Subject to and upon all of the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and agree to pay, perform and discharge in accordance with their respective terms the obligations and liabilities of Sellers under the terms of those Scheduled Contracts specifically set forth on Schedule 2.1(c) hereto to the extent that such Scheduled Contracts have not been performed and are not in default at the time of the Closing, the Assumed Payables (herein so-called) set forth on Attachment No. 1 attached to Schedule 2.6(a) and the other assumed obligations set forth on Schedule 2.6(a) hereto (the "Assumed Obligations");

          (b) Retained Liabilities. Except as provided in Section 2.6(a), Purchaser will not assume or agree to pay, perform or discharge, and shall not be responsible for, any other liabilities or obligations of Sellers (collectively, "Retained Liabilities"), whether accrued, absolute, contingent or otherwise, including without limitation, liabilities or obligations based on, arising out of, or in connection with:

               (i) any expenses incurred by either Seller in connection with the negotiation, preparation, execution and performance of the Transactions;

               (ii) any events or circumstances occurring prior to the Closing Date, including, without limitation, any obligation or liability of Sellers arising out of or relating to the Assumed Liabilities which are payable or performable prior to Closing;

               (iii) any Taxes which are attributable or relating to the Assets or the Business or Sellers, for any periods ending on or before the Closing Date, or which may be applicable because of Sellers sale of the Business or any of the Assets to Purchaser, except for any State of Colorado and local sales and use tax payable by Purchaser in connection with its acquisition of the Assets;

               (iv) any lease obligations or indebtedness of either Seller;


ASSET PURCHASE AGREEMENT - Page 8

               (v) any unlicensed or unauthorized use by either Seller of any trademark or other intellectual property rights;

               (vi) any note, account payable or other obligation to any person, entity or Governmental Body, except to the extent expressly assumed herein; and

               (vii) any claims or conditions arising under any federal, state or foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees attributable or relating to the Assets (including, without limitation, the operation thereof) or the Business or either Seller.

     2.7. Further Assurances. At the Closing, and at all times thereafter as may be reasonably necessary, Sellers shall execute and deliver to Purchaser such instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser title of the type specified herein to the Assets and to otherwise comply with the terms, purposes and intent of this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Each of the Sellers hereby jointly and severally represents and warrants to Purchaser that the following are true and correct as of the date of this Agreement and will be true and correct (without limitation) through the Closing Date, regardless of what investigations, if any, Purchaser shall have made prior hereto or prior to the Closing:

     3.1. Organization; Qualification. The Company is a corporation validly existing and in good standing under the laws of the State of Colorado. The Company has full corporate power and authority to own and lease all of the properties and assets it now owns and leases and to carry on its business as now being conducted.

     3.2. Authority Relative to this Agreement. Each of the Sellers has full power and authority (corporate and otherwise) to execute, deliver and perform this Agreement (including, without limitation, execution, delivery and performance of the Operative Documents to which each of them is a party) and to consummate the Transactions. The execution and delivery by the Company of this Agreement, and the consummation of the Transactions, have been duly and validly authorized by the Board of Directors of the Company and the shareholders of the Company and no other corporate proceedings on the part of the Company are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by each of the Sellers, and constitutes a legal, valid and binding obligation of each of the Sellers, enforceable against each of them in accordance with its terms. The Company will take, and the Shareholder will cause to be taken, all corporate action that is necessary for the Company to complete the Transactions to be completed by Sellers pursuant to this Agreement.

     3.3. Capitalization. The Shareholder owns of record and beneficially one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company.

     3.4. Subsidiaries. The Company does not have any Subsidiaries.


ASSET PURCHASE AGREEMENT - Page 9

     3.5. Consents and Approvals. Except as set forth in Schedule 3.5 and the approval of the sole shareholder of the Company, the execution, delivery and performance by each of the Sellers of this Agreement and the consummation of the Transactions by them requires no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any Governmental Body or other Person.

     3.6. No Violations. The execution, delivery and performance of this Agreement by each of the Sellers, the consummation by each of the Sellers of the Transactions and compliance by Sellers with the provisions hereof does not and will not (a) conflict with or result in any breach or violation of any provision of the Articles of Incorporation or Bylaws of the Company, (b) result in a default, or give rise to any right of termination, cancellation or acceleration or loss of any material benefit under any of the provisions of any note, bond, mortgage, indenture, license, trust, agreement, lease or other instrument or obligation to which either Seller is a party or by which either Seller may be bound, (c) result in the creation or imposition of any Lien on any of the property of either Seller, (d) to Sellers' Knowledge, violate any Order, statute, rule or regulation applicable to either Seller, or (e) violate any territorial restriction on the Business or either Seller or any noncompetition or similar arrangement.

     3.7. Title to and Condition of Assets and Property. Except as specifically set forth in the Disclosure Schedule, the Company has good and marketable title to all Assets and such Assets are free and clear of all Liens. Upon consummation of the Transactions, Purchaser will own the Assets free and clear of all Liens. Except for the Excluded Assets, the Assets constitute all assets and properties, real, personal, tangible and intangible that are used or useable in the conduct of the Business as presently being conducted.

     3.8. Investigation or Litigation. Except as set forth on Schedule 3.8, there is no Proceeding pending or Threatened against, relating to or affecting the Assets. Sellers are not subject to any currently existing Proceeding by any Governmental Body. To the Knowledge of the Sellers, there is no basis for the assertion of any Proceeding by any Governmental Body or any Person regarding any violation of federal or state laws.

     3.9. Taxes. All Taxes that are due and payable by Sellers, other than those presently payable without penalty or interest, have been timely paid, and Sellers have timely filed (and, through the Closing Date, will timely file) all Tax reports and returns required by law to be filed by them. All such Tax reports and returns are true, complete and correct in all respects with regard to each Seller for the periods covered thereby. Each Seller is not delinquent in the payment of any Tax. There is no Tax deficiency asserted against either Seller, and there is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of either Seller or any violation of any Tax law that could be asserted by any taxing authority. There are no Tax Liens upon any properties or assets of Sellers nor has notice been given of any event which could lead to any such Lien. No Internal Revenue Service, state or local, audit, investigation or Proceeding of either Seller is pending or Threatened, and the results of any completed audits are properly reflected in the Financial statements. Neither Seller has granted any extension to any taxing authority of the limitation period during which any Tax liability may be asserted. To the Knowledge of the Sellers, neither Seller has committed any violation of any Tax laws. All monies

ASSET PURCHASE AGREEMENT - Page 10
required for the payment of Taxes not yet due and payable with respect to the operations of Sellers through and including the Closing Date have been approved, reserved against and entered upon the books and Financial statements. All monies required to be withheld by Sellers from employees, if any, independent contractors, or others or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by Sellers to governmental agencies or set aside in accounts for such purpose have been approved, reserved against and entered upon the books and Financial statements. Consummation of the Transactions will not result in any Tax Obligations on the Assets, other than Purchaser's obligation to pay any State of Colorado or local use or sales taxes in connection with its acquisition of the Assets.

     3.10. No Brokers. Neither Seller has employed any broker, agent or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Transactions.

     3.11. Accounts. Schedule 3.11 of the Disclosure Schedule contains a complete and accurate list of all the Company's Accounts as of Closing, showing the name of each account debtor and the amount due from each by invoice number and date. All of such Accounts have arisen in the ordinary course of business for services rendered. Except as set forth on the Disclosure Schedule, there is no event or condition with respect to a specific customer that will cause such Accounts to not be collected in full in due course without resort to litigation and such Accounts will not be subject to counterclaim or setoff.

     3.12. Insurance. All the insurance policies maintained by the Sellers are in full force and effect, all insurance premiums have been timely paid to date, and no such policy will be cancelled prior to Closing. A description of each of the Seller's insurance policies (including, without limitation, insurance providing benefits for employees) is attached hereto as Schedule 3.12. The insurance policies set forth in the Disclosure Schedule provide adequate coverage, less deductibles, against the risks involved in the Business and operation of the Assets.

     3.13. Contracts; Oral Commitments; Defaults. Schedule 3.13 sets forth a true and correct list of all contracts of the Sellers (or summaries of all oral commitments) that are material to the Business and, the Sellers have provided copies of such material contracts to Purchaser prior to the date hereof. There exists no breach or default under any of such contracts by the Sellers, or, to the Knowledge of the Sellers, any other party thereto.

     3.14. Solvency. Neither Seller is now insolvent, nor will either Seller be rendered insolvent by the consummation of the Transactions. In addition, immediately after giving effect to the Transactions, (a) each Seller will be able to pay their debts as they become due, (b) each Seller will not have unreasonably small capital and will not have insufficient capital with which to conduct its present or proposed business and (c) taking into account pending and Threatened litigation, final judgments against either Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, either Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time

ASSET PURCHASE AGREEMENT - Page 11
at which such judgments might be rendered). The cash available to each Seller, after taking into account all other anticipated uses of the cash of each Seller, will be sufficient to pay all such judgments promptly in accordance with their terms. As used in this Section only, (x) "insolvent" means, for any Person, that the sum of the present fair saleable value of its assets does not and/or will not exceed its debts and other probable liabilities, and (y) the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

     3.15. Corporate Matters. The Board of Directors and shareholders of the Company have approved the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby in accordance with applicable law.

     3.16. Permits. Schedule 3.16 lists all Permits held by Sellers and used or useable in the conduct of the Business. To the Knowledge of the Sellers, such Permits are valid, and neither Seller has received any notice that any Governmental Body intends to cancel, terminate or not renew any such Permit. Sellers hold all licenses, franchise, permits and other governmental authorizations the absence of any of which could have a Material Adverse Effect on the Business. To the Knowledge of the Sellers, the Business is not being conducted, in violation of any statute, law, ordinance, regulation, rule or Permit of any Governmental Body or any Order.

     3.17. Compliance with Laws. To the Knowledge of the Sellers, Sellers have complied with and are in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to either of them or any of their respective properties, assets, operations and businesses, and there does not exist any basis for any claim or default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree.

     3.18. Corporate Name. To the Knowledge of the Sellers, the use of the corporate name of the Company does not and the assumed name "West-Tech Communications" does not infringe upon the right of any third party. After the Closing Date, to the Knowledge of the Sellers, no Person other than the Purchaser will be authorized directly or indirectly to use the corporate name of the Company, the name "West-Tech Communications" or any name deceptively or confusingly similar thereto, other than West-Tech Communications of Southern Colorado, West-Tech WAN, Inc. and West-Tech Data, Inc..

     3.19. Disclosure.

          (a) The Sellers have delivered or made available to Purchaser complete and accurate copies of all documents listed on the schedules delivered as a part hereof and all other information requested by Purchaser pursuant hereto. To Sellers' Knowledge, no representation or warranty of the Sellers contained in this Agreement or any statement in the schedules hereto contains any untrue statement. To Sellers' Knowledge, no representation or warranty of the Sellers contained in this Agreement or statement in the schedules hereto omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ASSET PURCHASE AGREEMENT - Page 12

          (b) There is no fact known to the Sellers which has specific application to the Purchaser and which could have a Material Adverse Effect on Sellers but which has not been set forth in this Agreement or the schedules hereto.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser and CWII hereby jointly and severally represent and warrant to Sellers that the following are true and correct as of the date of this Agreement and will be true and correct through the Closing Date, regardless of what investigations, if any, Sellers shall have made prior hereto or prior to the
Closing:

     4.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

     4.2. Authority Relative to this Agreement. Purchaser has full power and authority (corporate and otherwise) to execute, deliver and perform this Agreement (including, without limitation, execution, delivery and performance of the Operative Documents to which it is a party) and to consummate the Transactions. The execution and delivery by Purchaser of this Agreement, and the consummation of the Transactions, have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary with respect thereto.

     4.3. Consents and Approvals. Except as set forth in or otherwise required by this Agreement or the Operative Documents, the execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions by it requires no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any Governmental Body or other Person.

     4.4. CWII Stock. The CWII Stock has been duly authorized and at Closing will be validly issued, fully paid and non-assessable, free and clear of any liens, claims and encumbrances, other than the restrictive legend contained on the stock certificates for the CWII Stock.

     4.5. Disclosure.

          (a) To Purchaser's Knowledge, no representation or warranty of Purchaser contained in this Agreement or any statement in the schedules hereto contains any untrue statement. To Purchaser's Knowledge, no representation or warranty of Purchaser contained in this Agreement omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.

          (b) There is no fact known to Purchaser which has specific application to Purchaser and which could have a Material Adverse Effect on Purchaser but which has not been disclosed to Sellers.

ASSET PURCHASE AGREEMENT - Page 13

5. ADDITIONAL AGREEMENTS

     5.1. Conduct of Business of Seller. Sellers covenant that after the date hereof and prior to the Closing Date, each Seller shall use commercially reasonable efforts to conduct its operations according to its normal course of business to preserve its business organization, keep available the services of its employees and independent contractors, maintain satisfactory relationships with Governmental Bodies, suppliers, customers and all others having business relationships with it and continue to service and maintain all of its respective assets in a manner consistent with past practice. All risk of loss arising out of fire and casualty and all liability to third parties arising out of the operations of the Business prior to the Closing Date shall be that of Sellers, and Purchaser shall have no obligation or liability in connection therewith.

     5.2. Forbearances by Seller. Sellers covenant that except as contemplated by this Agreement, Sellers shall not, after the date hereof and prior to the Closing Date, without the prior written consent of Purchaser:

          (a) sell any Assets not in the ordinary course of business;

          (b) mortgage, pledge or otherwise encumber any of the Assets;

          (c) enter into any employment, independent contractor agreement or arrangement relating to any of the Assets or the Business other than in the ordinary course of business consistent with past practice;

          (d) take any action, or fail to take any action, the result of which can reasonably be expected to be a termination of or material default under any Scheduled Contract or Permit;

          (e) materially amend, modify or terminate, or agree to materially amend, modify or terminate any Scheduled Contract;

          (f) fail to maintain the confidential treatment or otherwise fail to preserve any of its proprietary rights; or

          (g) enter into any agreement to do any of the things described in clauses (a) through (f) above.

     5.3. No Solicitation. Each of the Sellers covenants and agrees that it will not and will not permit any of its Affiliates, agents or representatives (including, without limitation, investment bankers, attorneys and accountants) to, directly or indirectly (a) solicit, initiate or encourage submission of proposals or offers by, or (b) furnish any information with respect to or otherwise cooperate in any way with, or participate in any discussions or negotiations with, any Person with respect to any proposal regarding the acquisition or purchase of all or a material portion of the assets of (including the Business and the Assets), or any equity interest in the Company or any business combination with the Company. The Sellers shall promptly notify the Purchaser in writing of any inquiry or proposal that is received concerning any of the foregoing Transactions.

ASSET PURCHASE AGREEMENT - Page 14

     5.4. Investigation of Business and Properties. Purchaser may make or cause to be made such investigation of the Business and Assets of Sellers and of their financial and legal condition as appropriate or advisable to familiarize itself therewith. Sellers agree to furnish Purchaser and its employees, officers, agents, accountants, counsel and other representatives with all financial, operating and other data and information concerning Sellers and commitments of Sellers as Purchaser shall from time to time reasonably request and will afford Purchaser and its employees, officers, accountants, attorneys, agents, investment bankers and other authorized representatives access to Sellers' offices (including access during normal business hours) to review such documents and their books and records and will be given opportunity to ask questions of, and receive answers from, representatives of Sellers with respect to such matters. No investigations by the Purchaser or its employees, representatives or agents shall reduce or otherwise affect the obligation or liability of the Sellers with respect to any representations, warranties, covenants or agreements made herein or in an exhibit, schedule or other certificate, instrument, agreement or document (including the Disclosure Schedule), executed or delivered in connection with this Agreement.

     5.5. Agreement to Consummate. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the Transactions contemplated by the Operative Documents, including, but not limited to, the obtaining of all consents, authorizations, orders and approvals of any Governmental Body required in connection therewith and initiating or defending any legal action that is necessary or appropriate to permit the Transactions to be consummated. At any time after the Closing Date, if any further action is necessary, proper or advisable to carry out the purposes of this Agreement, then, as soon as is reasonably practicable, each party to this Agreement shall take, or cause its proper officers to take, such action. Each of the parties hereto further agree that it will cooperate with the other after the consummation of the Transactions for the purpose of providing Purchaser with the information and access to information necessary to ensure Purchaser with a reasonably smooth transition into the ownership of the Business. No party to this Agreement shall take or cause to be taken any action that would cause the representations or warranties expressed herein to be untrue or incorrect on the Closing Date.

     5.6. Approval of Third Parties. As soon as practicable after the execution of this Agreement, Sellers will use their reasonable good faith efforts to obtain all necessary approvals and consents of all third parties required on the part of Sellers for the consummation of the Transactions (the "Third Party Consents"). Purchaser will reasonably cooperate with the Sellers in securing any necessary consents from, or in making any filings with or giving any notice to any third parties necessary for the Sellers to comply with this Section 5.6. Notwithstanding any other provision of this Agreement, to the extent that the assignment by Sellers of any Scheduled Contract or Permit to be assigned hereunder shall require the consent or approval of another party thereto, the consummation of the Transactions shall not constitute an assignment or attempt at an assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any Third Party Consent with respect to any one or more Scheduled Contract or Permit is not obtained at or prior to Closing, each party hereto agrees to take whatever action may be necessary to provide Purchaser with the uninhibited benefits of such Scheduled Contracts and Permits, subject to the

ASSET PURCHASE AGREEMENT - Page 15
assumption by the Purchaser of Sellers' obligations thereunder. Purchaser and CWII shall use their reasonable good faith efforts to obtain a release of Sellers from any Assumed Obligation.

     5.7. Agreement Regarding Brokers. Each party agrees that it will pay or dispute, and hold the other party harmless from, any claims of brokers or others for finder's or brokerage fees asserted as a result of representations by such party to such brokers or others, regardless of whether the existence of such brokers or others are disclosed herein.

     5.8. Notice. Seller shall promptly give notice to Purchaser upon becoming aware of the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event that would cause or constitute, any of their representations or warranties being or becoming untrue.

     5.9. Information for Tax Returns. Sellers shall cooperate with Purchaser after the Closing by providing Purchaser, without any additional consideration but at the expense of Purchaser, promptly upon request, such records and other information regarding the Assets and/or the Business as may reasonably be requested from time to time by Purchaser in connection with the preparation or audit of its federal, state and local income and other Tax returns, and audits, disputes, refund claims or litigation relating thereto. In such connection, Sellers will afford the Purchaser's representatives including independent tax advisers and others access to books and records or relating to the Assets.

     5.10. Maintenance of Existence. Seller shall preserve and maintain its corporate existence and good standing under the laws of the State of Colorado for a period of at least two (2) years after the Closing Date.

     5.11. Payment of Liabilities. Except as otherwise provided in Section 2.4, following the Closing, Sellers shall promptly pay or otherwise satisfy all claims or liabilities relating to the Assets or the Business of Sellers incurred through the Closing Date, other than the Assumed Obligations.

     5.12. Disclosure Schedule. Sellers shall have delivered to Purchaser, prior to the date hereof, the proposed final version of the Disclosure Schedule containing all of the disclosures, exhibits and other information or items required by the various provisions of this Agreement. Thereafter, Sellers shall deliver to Purchaser any supplements or amendments to such Disclosure Schedule promptly after Sellers becomes aware of any event which changes any representation, warranty or disclosure made by Sellers in this Agreement or any statement made by the Disclosure Schedule or in any supplement or amendment thereto.

     5.13. Employees. From and after the date hereof through the Closing Date or earlier termination of this Agreement, Purchaser has the right to enter into negotiations with any or all of the employees and independent contractors of Sellers for their continued employment with Purchaser from and after the Closing Date at compensation levels as Purchaser and such employees or contractors shall agree. Purchaser shall have no liability whatsoever with respect to any matter relating to the employment or contracting of such persons by Sellers prior to the Closing Date.

ASSET PURCHASE AGREEMENT - Page 16

     5.14. Change of Sellers' Name. Within 30 days after the Closing, Sellers shall file with the office of the Secretary of State of the State of Colorado all documents necessary to change the name to a name reasonably satisfactory to Purchaser and to assign or release to Purchaser all assumed name filings for the name West-Tech Communications or any name similar to any of such names. Sellers shall promptly provide reasonable evidence to Purchaser indicating the effectiveness of its name change and the assignment of the assumed names.

     5.15. Audited Financials. Sellers shall use commercially reasonable efforts to cooperate with CWII's preparation of audited financial statements of the Company, prepared by independent auditors selected by CWII, as required by Regulations S-X for filings under the Securities Exchange Act of 1934, as amended; and the Sellers shall promptly reimburse CWII for $7,500.00 of the cost of such audit. Sellers shall not have any further liability or obligation with respect to such audited financial statements.

     5.16. Registration Rights Agreement. CWII hereby agrees to grant the Shareholder any registration rights granted by CWII to Jim Ciccarelli or Lionel Brown. CWII hereby represents to the Shareholder that Messrs. Ciccarelli and Brown do not currently have any registration rights from CWII.

6. CONDITIONS PRECEDENT TO CLOSING

     6.1. General Conditions. Consummation of the Transactions shall be subject to the fulfillment at the Closing Date of each of the following conditions:

          (a) No Injunction. No court having jurisdiction shall have issued, to the Knowledge of Purchaser or Sellers, an injunction preventing the consummation of the Transactions that shall not have been stayed or dissolved at the Closing Date.

          (b) Proceedings. All proceedings taken or to be taken in connection with the Transactions, and all documents incident thereto shall be reasonably satisfactory in form and substance to the parties and their counsel, and the parties and their counsel shall have received all such counterpart originals or certified or other copies of such documents as the parties or their counsel may reasonably request.

          (c) Noncompetition and Employment Agreement. Purchaser and the Shareholder shall enter into a Noncompetition and Employment Agreement. Purchaser shall also enter into an employment agreement, in form and substance satisfactory to Purchaser, with Aaron Helseth and Mike Ammon.

     6.2. Conditions to Closing in Favor of Sellers. Consummation of the Transactions shall be subject to the fulfillment, to the reasonable satisfaction of Sellers, or their written waiver, at or before the Closing Date, of each of the following conditions:

          (a) Representations and Warranties of Purchaser. The representations, warranties and statements of Purchaser contained in this Agreement and the exhibits hereto shall be complete and accurate as of the date of this Agreement and shall also be complete

ASSET PURCHASE AGREEMENT - Page 17
     and accurate at and as of the Closing Date, except for changes contemplated by this Agreement, as if made on the Closing Date; and Purchaser shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          (b) Purchaser's Officers' Certificate. Purchaser shall have delivered to Sellers an Officers' Certificate, dated the Closing Date, of the Purchaser and CWII certifying to (a) the due adoption by the Board of Directors of the attached resolutions approving the execution and delivery of this Agreement, and the consummation of the Transactions and (b) the incumbency of the President, Secretary and other officers of the Purchaser and CWII executing any of the Operative Documents.

          (c) Governmental Consents, Authorizations, Etc. All material consents, authorizations, orders or approvals of, and filings or registrations with, and any permits, licenses or other authorizations required by, any applicable Governmental Body that are required for, or in connection with, the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Transactions shall have been obtained or made.

          (d) Assumption Agreement. Purchaser shall have delivered to Sellers an Assumption Agreement, in the form of Exhibit "A" hereto, pursuant to which Purchaser shall evidence its agreement to assume and discharge the Assumed Obligations.

          (e) Closing Consideration. Purchaser shall have delivered to Sellers the Closing payment required by Section 2.3 hereof.

          (f) Subordinated Promissory Note. Purchase shall have delivered to Sellers a Subordinated Promissory Note in the form attached as Exhibit "E" hereto.

     6.3. Conditions to Closing in Favor of Purchaser. Consummation of the Transactions shall be subject to the fulfillment, to the reasonable satisfaction of Purchaser, or its written waiver, at or before the Closing Date of the following conditions:

          (a) Representations and Warranties of Sellers. The representations, warranties and statements of Sellers contained in this Agreement, the exhibits hereto and the Disclosure Schedule shall be complete and accurate as of the date of this Agreement and shall also be complete and accurate at and as of the Closing Date, except for changes contemplated by this Agreement, as if made at and as of the Closing Date; and Sellers shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

          (b) Sellers' Officers' Certificate. Sellers shall have delivered to Purchaser an Officers' Certificate, dated the Closing Date, of the President and Secretary of the Company certifying to (a) the Certificate of Incorporation of the Company (as certified to by an appropriate officer of the State issuing same), (b) the Bylaws of the Company, (c) the due adoption by the Board of Directors and shareholders of the Company Seller of the attached

ASSET PURCHASE AGREEMENT - Page 18
     resolutions approving the execution and delivery of this Agreement, and the consummation of the Transactions, (d) the incumbency of the President, Secretary and other officers of the Company executing any of the Operative Documents, and (e) a Certificate of Good Standing of the Company.

          (c) Governmental Consents, Authorizations, Etc. All material consents, authorizations, orders or approvals of, and filings or registrations with, and any permits, licenses or other authorizations required by, any applicable Governmental Body that are required for or in connection with, the execution and delivery of this Agreement by Sellers and the consummation by Sellers of the Transactions shall have been obtained or made.

          (d) Legislation. No law or legally binding regulation shall have been enacted that does or would prohibit, restrict or delay consummation of the Transactions or any of the conditions to the consummation of the Transactions or that does or would have a Material Adverse Effect on Seller.

          (e) Litigation. There shall be no effective Order of any nature (including any temporary restraining order) issued by a court or Governmental Body of competent jurisdiction restraining or prohibiting consummation or altering the terms of any of the Transactions, or actions seeking damages based upon the foregoing which Purchaser reasonably deems material. Sellers shall not have become subject to any litigation, which, if adversely determined, could, in the opinion of Purchaser, have a Material Adverse Effect on the Business or Assets.

          (f) No Adverse Change. There shall have occurred no adverse change (whether or not covered by insurance) in the Assets or Business since the date of the balance sheet.

          (g) Delivery of Documents/Acceptance of Schedules. Sellers shall have timely delivered (1) any and all amendments and/or supplements to the Disclosure Schedules, (2) the Bill of Sale and Assignment, and (3) all other documents, instruments, schedules and financial statements required hereunder to Purchaser. The Disclosure Schedules, as amended and supplemented, shall be acceptable in form and substance to Purchaser, in its absolute discretion.

          (h) Third Party Consents. Sellers shall have delivered copies of all Third Party Consents and all necessary action shall have been taken to assign to Purchaser the Scheduled Contracts and Permits, and any other material agreements between Sellers and their suppliers, customers and third parties.

          (i) Purchaser's Investigation. The investigations by Purchaser and its representatives in connection with the proposed Transactions shall not have caused Purchaser or its representatives to become aware of any facts or circumstances relating to the Business or Assets of Seller or the Leased Real Property that in the sole good faith judgment of Purchaser make it inadvisable for Purchaser to proceed with the Transactions.

ASSET PURCHASE AGREEMENT - Page 19

          (j) Other Matters. Sellers shall have delivered to Purchaser, in form and substance reasonably satisfactory to counsel for Purchaser, such certificates and other evidence as Purchaser may reasonably request as to the satisfaction of the conditions contained in this Section 6.3.

7. CLOSING AND TERMINATION

     7.1. Closing Date. Subject to the right of the Purchaser and Sellers to terminate this Agreement pursuant to Section 7.2 hereof, the closing for of the Transactions contemplated by this Agreement (the "Closing") shall, unless another date or place is agreed to in writing by Sellers and Purchaser, take place at the offices of Communications World International, Inc., 6070 S. Greenwood Plaza Blvd., Englewood, Colorado 80111 at 10:00 a.m. on Friday, October 29, 1999 (the "Closing Date") or such other place and date as the parties may agree upon in writing. Purchaser shall, at its option, have the right, but not the obligation to extend the Closing Date by not more than thirty
(30) days by giving written notice thereof to Seller at least three (3) business days prior to the Closing Date referred to in the preceding sentence. If Purchaser exercises its option hereunder to extend the Closing Date, the term Closing Date as used herein shall mean and refer to such Closing Date as extended.

     7.2. Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by mutual consent of Purchaser and Sellers;

          (b) by Sellers if any representation or warranty of Purchaser or by Purchaser if any representation or warranty of Sellers contained herein shall have been incorrect or breached in any material respect, as to which notice shall have been given to the breaching party, and shall not have been cured or otherwise resolved to the reasonable satisfaction of the other party on or before the Closing Date, or by either the Purchaser or the Sellers if any condition to the consummation of the Transactions contemplated hereunder that must be fulfilled to its satisfaction has become impractical to be fulfilled;

          (c) by either Purchaser or the Sellers if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Transactions shall have become final and non-applicable; or

          (d) by Purchaser or the Sellers if the Closing has not occurred by November 30, 1999; provided, however, that such date may be extended by written agreement among the parties and provided, further, that no party shall be permitted to terminate hereunder if such party is in violation of this Agreement.

     7.3. Effect of Termination. In the event of the termination of this Agreement as provided herein, this Agreement shall become wholly void and have no further force and effect except as hereinafter provided; and there shall be no liability on the part of Sellers or Purchaser (or their respective officers of directors) except to comply with the provisions of Section 5.9 regarding brokers, to pay the fees and expenses as apportioned in Section 9.2 and except as otherwise

ASSET PURCHASE AGREEMENT - Page 20
provided herein. Nothing contained herein shall relieve any party from liability for its breach of this Agreement.

     7.4. Amendment. This Agreement and the exhibits and schedules hereto may be amended by the parties hereto at any time prior to the Closing Date; provided, however, that any amendment must be by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

     7.5. Extension; Waiver. At any time prior to the Closing Date, any party hereto that is entitled to the benefits hereof (with respect to any such corporate party by action taken by its Board of Directors or a duly authorized officer), may (a) extend the time for the performance of any of the obligations or other acts of any of the other parties hereto, (b) in whole or in part, waive any inaccuracy in the representations and warranties of any of the other parties hereto contained herein or in any exhibit or schedule hereto or in any document delivered pursuant hereto, and (c) in whole or in part, waive compliance with any of the agreements of any of the other parties hereto or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid as set forth in an instrument in writing signed and delivered on behalf of such party.

8. SURVIVAL AND INDEMNIFICATION

     8.1. Survival of Representations and Warranties. The respective representations and warranties contained in this Agreement, the Operative Documents and any investigation shall survive the consummation of the Transactions contemplated in this Agreement and shall continue in full force and effect after the Closing for a period of four (4) years from the Closing at which time they shall expire, except as to claims made in respect thereof in writing by either party on or before the expiration of such period; provided, however that (a) the representations and warranties contained in Section 3.12 shall survive until the expiration of the statutory period of limitations for assessment of Tax deficiencies, including any extensions thereof, for each taxable year of the Company which begins before the Closing, and (b) the representations and warranties contained in Sections 3.1 and 3.29 shall survive indefinitely. The covenants and agreements hereunder shall not be affected by the expiration of any representation or warranty pursuant to this Section 8.1 and shall survive indefinitely.

     8.2. Seller Indemnity.

          (a) Sellers jointly and severally agree to indemnify and hold Purchaser, its officers, directors, agents, attorneys and accountants ("Purchaser Indemnitees") harmless from any and all damages, losses (which shall include any diminution in value, liabilities, joint or several), payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever (collectively "Damages"), directly or indirectly resulting from, relating to or arising out of:

ASSET PURCHASE AGREEMENT - Page 21

               (i) any breach or nonperformance (partial or total) of or inaccuracy in any representation or warranty or covenant or agreement of Sellers contained in any Operative Document;

               (ii) any liability or obligation arising out of Sellers' business as conducted prior to the Closing and not expressly assumed by Purchaser pursuant to this Agreement;

               (iii) any losses or costs of defending against any claims which may be made against Purchaser by any Person claiming violations by either Seller of any local, state, or federal law relating to the employment relationship, including, but not limited to, wages, hours, concerted activity, nondiscrimination, occupational health and safety and the payment and withholding of Taxes, where such claims arise out of circumstances occurring prior to the Closing Date;

               (iv) any actual or threatened violation of or non-compliance with, or remedial obligation arising under, any environmental laws arising from any event, condition, circumstance, activity, practice, incident, action or plan existing or occurring prior to the Closing relating in any way to the assets or the business of Sellers;

               (v) Either Seller's failure to comply with the laws of any jurisdiction with respect to the bulk sales laws that may be applicable to the sale of the Assets to Purchaser as contemplated hereby; and

               (vi) the Transaction Expenses incurred by either Seller.

          (b) Sellers shall retain joint and several liability, and shall indemnify Purchaser, for the payment of any Tax liabilities of either Seller.

          (c) Notwithstanding anything contained herein to the contrary, Sellers shall not be liable for any indemnification obligations hereunder for breaches of representations and warranties set forth in this Agreement until the aggregate amount for which the Sellers would otherwise (but for this provision) be liable on account thereof exceeds in the aggregate the sum of Twenty Five Thousand Dollars ($25,000.00) (the "Threshold"), in which case the Sellers shall be liable for all such indemnification obligations incurred, including the Threshold.

     8.3. Purchaser Indemnity. Purchaser and CWII jointly and severally agree to indemnify and hold Sellers, their officers, directors, agents, attorneys and accountants ("Seller Indemnitees") harmless from any and all Damages directly or indirectly resulting from, relating to or arising out of any breach or nonperformance (partial or total) of or inaccuracy in any representation or warranty or covenant or agreement of Sellers contained in any Operative Document.

ASSET PURCHASE AGREEMENT - Page 22

     8.4. No Third Party Beneficiaries. The foregoing indemnification is given solely for the purpose of protecting the Purchaser Indemnitees and Seller Indemnitees and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.

     8.5. Indemnification Notice. If a Purchaser Indemnitee or Seller Indemnitee intends to exercise its right to indemnification provided in this Article 8, such Purchaser Indemnitee or Seller Indemnitee shall promptly provide the party or parties from whom the indemnification will be sought (the "Indemnitor") at least fifteen (15) days prior written notice (the "Indemnification Notice") of such Purchaser Indemnitee's or Seller Indemnitee's intention to do so and the facts or circumstances giving rise to the claim ("Indemnification Claim"). Nothing contained herein shall preclude any Purchaser Indemnitee or Seller Indemnitee from taking any actions deemed reasonably necessary or appropriate in response to any third party claims during such interim period. An Indemnification Claim may, at the option of the Purchaser Indemnitee or Seller Indemnitee, be asserted as soon as any situation, event or occurrence has been noticed by the Purchaser Indemnitee or Seller Indemnitee regardless whether actual harm has been suffered or out-of-pocket expenses incurred. During such fifteen (15) day period, the Indemnitor shall be entitled to cure the defect or situation giving rise to the Indemnification Claim to the satisfaction of the Purchaser Indemnitee. If the Indemnitor is unwilling or unable to cure the defect giving rise to the Indemnification Claim during such fifteen (15) period, the Purchaser Indemnitee may, on the sixteenth (16th) day after the Indemnification Notice, seek indemnification as provided in this Article 8; provided, however, that if such matter cannot reasonably be cured within such fifteen (15) day period, then the Indemnitor shall have an additional period (not to exceed 90 days) to cure such matter if the Indemnitor promptly commences to cure and diligently pursues same to completion..

     8.6. Offset. At any time or from time to time prior to the final payment by Purchaser to Sellers of any amounts or sums due under or pursuant to this Agreement, including, without limitation, the Subordinated Promissory Note, Purchaser shall be entitled, in addition to, and not in lieu of, any other right or remedy which Purchaser may have against Sellers, under or pursuant to this Agreement, or otherwise, to notify Sellers in writing (an "Offset Notice") that Purchaser reasonably believes that it is entitled to indemnity for Damages under
Section 8.2. Any Offset Notice provided hereunder shall identify the provision of this Agreement which Purchaser believes entitles it to such indemnity for Damages and shall briefly identify the facts which constitute the basis for each such claim of indemnity and the dollar amount of such claim. If on or before thirty (30) days after delivery of the Offset Notice, the Shareholder or the Company shall not have objected thereto, Purchaser may, but, shall not be required to, offset against any portion of the amounts due under this Agreement then remaining unpaid, the amount of the Damages claimed in the Offset Notice (and thus to reduce the amounts due under this Agreement). Notwithstanding any offset exercised pursuant to this Section 8.6, to the extent that the actual amount of any Damages arising from a claim for indemnity set forth in an Offset Notice shall exceed the value of the offset against the amounts due under this Agreement claimed, Sellers shall remain liable for, and shall promptly reimburse Purchaser the amount of, any such excess Damages. If on or before thirty (30) days following delivery of the Offset Notice, the Shareholder or the Company shall notify Purchaser that Sellers question the amount

ASSET PURCHASE AGREEMENT - Page 23
of any Damages for which indemnity is claimed therein (or the entitlement to indemnity), Purchaser shall nonetheless be entitled to exercise its rights of offset provided for in this Section 8.6, but in lieu of reducing the amounts due under this Agreement immediately, shall make payment of a portion or portions of the amounts due under this Agreement remaining unpaid in the amount of the disputed claim into a separate escrow account (to be established with an escrow agent or third party mutually satisfactory to the parties and the prevailing party shall be entitled to receive any interest thereon) until such time as (i) Purchaser shall have received written authorization from Sellers to retain such unpaid portion of the amounts due under this Agreement in partial or total satisfaction of Purchaser's claim for indemnity, or (ii) Purchaser has received a certified or file-stamped copy of a final decision of a court of competent jurisdiction establishing the amount of such Damages or directing a specific distribution of all or any part of the amounts due under this Agreement being held by Purchaser pursuant to this Section 8.6. Purchaser shall not be obligated to exercise the rights of offset provided for in this Section 8.6, and no failure to exercise any such right of offset shall relieve Sellers of any indemnity obligations under Section 8.2, or otherwise.

9. GENERAL PROVISIONS AND OTHER AGREEMENTS

     9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if and when delivered personally or transmitted by telex, telecopy (receipt confirmed) or telegram, mailed by registered or certified mail (return receipt requested) or sent by a recognized next business day courier to the following persons at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) If to Purchaser:

          Communications World International, Inc.
          7315 South Revere Parkway, Suite 602
          Englewood, Colorado 80112
          Attn: James Ciccarelli, Chief Executive Officer
          Facsimile: (303) 649-9514

          with a copy to:

          Larry L. Shosid, Esq.
          Bell, Nunnally & Martin PLLC
          1400 One McKinney Plaza
          3232 McKinney Avenue
          Dallas, Texas 75204
          Facsimile: (214) 740-1499

ASSET PURCHASE AGREEMENT - Page 24

          (b) If to Sellers:

          Dave Clappisi
          14313 West 70th Place
          Arvada, Colorado 80004
          Facsimile: (303) 216-9200

          with a copy to:

          Gregory A. Smith, Esq.
          Gregory A. Smith, P.C.
          707 17th Street, Suite 2900
          Denver, Colorado 80202-3429
          Facsimile: (303) 296-2805

     9.2. Fees and Expenses. Sellers and Purchaser shall each pay all of their own fees, costs and expenses (including without limitation, those of accountants, appraisers and attorneys) incurred in connection with or related to the preparation, negotiation, execution, delivery, satisfaction, compliance and consummation of this Agreement and the Transactions contemplated hereby and the closing conditions hereunder.

     9.3. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein," "hereof," "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires.

     9.4. Facsimile; Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.5. Publicity. Prior to Closing, no party hereto shall issue any press release or make any other public statement, in either case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other parties to the contents and the manner of presentation and publication thereof, which approval shall not be unreasonably withheld.

     9.6. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part hereof a provision as similar in terms, but in any event no more restrictive than, such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

ASSET PURCHASE AGREEMENT - Page 25

     9.7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

     9.8. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

     9.9. Attorneys' Fees. In the event that any Proceeding is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the party to such Proceeding may receive as part of any award, judgment, decision or other resolution of such Proceeding its costs and attorneys' fees as determined by the person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such Proceeding, the parties in such settlement may mutually agree to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling on such claim.

     9.10. Jurisdiction and Venue. Any judicial proceedings brought by or against any party on any dispute arising out of this Agreement or any matter related thereto shall be brought in the state or federal courts of Arapahoe County, Colorado and, by execution and delivery of this Agreement, each of the parties accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement after exhaustion of all appeals taken (or by the appropriate appellate court if such appellate court renders judgment).

     9.11. Assignability. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the prior written consent of the other parties to this Agreement.

     9.12. Entirety. This Agreement and the documents executed and delivered pursuant hereto, executed on the date hereof or in connection herewith, contain the entire agreement among the parties with respect to the matters addressed herein and supersede all prior representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein or therein.

     9.13. Amendment. This Agreement and the exhibits and schedules hereto may be amended by the parties hereto at any time prior to the Closing Date; provided, however, that any amendment must be by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

     9.14. Governing Law. This Agreement shall be governed by the substantive laws of the State of Colorado without regard to principles of choice or conflict of law.

                            [Signature Page Follows]

ASSET PURCHASE AGREEMENT - Page 26

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                                        WEST-TECH COMMUNICATIONS CORP.,
                                        a Colorado corporation


                                        By:
                                              --------------------------------
                                        Name:
                                              --------------------------------
                                        Title:
                                              --------------------------------



                                        --------------------------------------
                                        DAVE CLAPPISI



                                        IAC ACQUISITION CORPORATION,
                                        a Colorado corporation


                                        By:
                                              --------------------------------
                                        Name:
                                              --------------------------------
                                        Title:
                                              --------------------------------



                                        COMMUNICATIONS WORLD INTERNATIONAL,
                                        INC., a Colorado corporation


                                        By:
                                              --------------------------------
                                        Name:
                                              --------------------------------
                                        Title:
                                              --------------------------------


ASSET PURCHASE AGREEMENT - Page 27

                                  EXHIBIT "A"
                                  -----------

                          Form of Assumption Agreement
                          ----------------------------

                                  EXHIBIT "B"
                                  -----------

                      Form of Bill of Sale and Assignment
                      -----------------------------------

                                  EXHIBIT "C"
                                  -----------

                           Purchase Price Allocation
                           -------------------------

1.   Cash                                                        $

2.   Accounts Receivable                                         $

3.   Furniture, Fixtures and Equipment                           $

4.   Goodwill and Intangibles                                    $

                                  EXHIBIT "D"
                                  -----------

                Form of Employment and Noncompetition Agreement
                -----------------------------------------------

                                  EXHIBIT "E"
                                  -----------

                      Form of Subordinated Promissory Note
                      ------------------------------------